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                                                                    EXHIBIT 99.1



CONTACT:  F. RICHARD NICHOL, PH.D.              ROBERT R. HOLMEN
          CHAIRMAN OF THE BOARD                 VICE PRESIDENT & GENERAL COUNSEL
          PRESIDENT & CHIEF EXECUTIVE OFFICER

          DONNA D. SLADE
          ASSISTANT DIRECTOR, INVESTOR RELATIONS/PUBLIC RELATIONS
          COCENSYS, INC.
          949/753-6110 OR 753-6122


COCENSYS, INC. RECEIVES NOTICE FROM NASDAQ REGARDING LISTING REQUIREMENTS

The Company will Consider Holding a Special Meeting of its Stockholders


IRVINE, CALIFORNIA/PR NEWSWIRE/DECEMBER 4, 1998 - CoCensys, Inc. (Nasdaq: COCN) announced today it received notice from the Nasdaq Stock Market, Inc. that the Company was not in compliance with the $1.00 minimum closing bid price requirement for the continued listing of the Company's common stock on the Nasdaq National Market. Nasdaq has provided the Company ninety days (until February 28, 1999) to correct the non-compliance; otherwise, Nasdaq said that the Company's common stock would be delisted from the Nasdaq National Market on March 2, 1999.

The Company believes, and Nasdaq has confirmed, that the Company complies with all other requirements necessary to maintain listing of its stock on the Nasdaq National Market. The Company is working with Nasdaq to comply with the $1.00 minimum closing bid price requirement, and will consider holding a special meeting of stockholders to consider a reverse stock split designed to increase the market price per share of the Company's common stock by reducing the number of shares outstanding. Information concerning the date, time, place and matters to be considered at any special meeting of stockholders will be mailed to stockholders in advance of any such meeting.

Nasdaq informed CoCensys that, in order to satisfy the closing bid price requirement, the Company's closing bid price must be at least $1.00 per share for a minimum of ten consecutive trading days by February 28, 1999. The Company also may seek certain procedural remedies by requesting a hearing with Nasdaq prior to February 28, 1999, which may result in delaying or avoiding delisting.

"As reported earlier," said F. Richard Nichol, Ph.D., Chairman of the Board, President and Chief Executive Officer of CoCensys, "we continue to pursue our strategy of improving shareholder value by leveraging the Company's very broad scientific and clinical resources through


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collaborations.  As of the end of last quarter, we had in excess of $15 million in cash, which should keep us funded through the end of next year. We hope to complete at least one collaboration agreement during the first quarter of 1999."

CoCensys is a biopharmaceutical company that discovers and develops products for the treatment of neurological and psychiatric disorders. The Company's product development programs focus on novel small molecule compounds for the treatment of epilepsy, anxiety, Parkinson's and other neurodegenerative diseases, neuropathic pain, migraine, insomnia and stroke. CoCensys has development programs with the Wyeth-Ayerst Laboratories Division of American Home Products Corporation to develop analogs of naturally-occurring neuroactive compounds, "epalons," for the treatment of anxiety, and with Warner-Lambert Company to identify and develop subtype-selective NMDA receptor antagonists for the treatment of a variety of neurological and psychiatric diseases. More information about the Company is available on its web site: http://www.cocensys.com.

This press release includes forward looking statements that involve a high degree of financial, technological, regulatory and competitive risks and uncertainties inherent to early stage biopharmaceutical companies. No assurances can be given that the Company will be able to meet the Nasdaq closing bid price requirement in the future or continue to meet all other Nasdaq listing requirements, or that the Company will be able to enter into collaboration agreements or achieve favorable terms in any such agreements. Actual results may differ due to a number of factors, including the fact that preclinical testing and clinical trial results are not necessarily predictive of whether future testing and trials will replicate or confirm these results or whether a therapeutic agent will succeed in subsequent clinical trials or be approved by the FDA or other regulatory agency as a drug, as well as those factors that are more fully discussed in the Company's most recent Form 10-K and Form 10-Q.


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